Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into this 11th day of August 2020 (“Effective Date”) by and between David Knight (“Knight”) and Rego Payment Architectures, Inc. (“Rego”).

NOW THEREFORE, in consideration of the mutual and several promises, agreements, representations and indemnities herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       Knight hereby resigns as the President, Secretary and Chief Executive Officer of Rego, together with his positions as a member and Chairman of the Board of Directors of Rego. Knight, however, shall continue as an employee of Rego in the position of Chief of Marketing and, except as otherwise provided for in Paragraph 3, shall serve in such capacity without compensation or benefits.

2.       Knight hereby acknowledges and agrees that, as of the Effective Date and except as otherwise provided for in Paragraph 3, he has received full and complete payment for all compensation, earnings and any other amounts owed, due and/ or distributable to him by Rego, including without limitation, salary, vacation pay, bonuses, stock options and the like.

3.       Notwithstanding any other provision set forth herein, upon the sale of all or substantially all of Rego’s assets (whether by merger, sale or otherwise), a public offering of Rego’s securities or a change in control (being defined as the sale of shares representing more than fifty percent (50%) of the voting power of Rego) (a “Trigger Event”), Rego shall pay to Knight an amount equal to Two Hundred Thousand Dollars ($200,000). Notwithstanding the forgoing, a portion or all of the aforementioned Two Hundred Thousand Dollars ($200,000) shall be accelerated as follows: (a) in the event that prior to a Trigger Event, Rego raises financing of at least Fifteen Million Dollars ($15,000,000), Knight shall receive $100,000 of the $200,000 amount; and (b) in the event that prior to Trigger Event, Rego raises financing of at least Twenty Million Dollars ($20,000,000), Knight shall receive the balance of the $200,000 amount.

4.       Rego hereby acknowledges and agrees that Knight is the legal and beneficial owner of Two Hundred Forty Five Thousand Nine Hundred Seven (245,907) shares of the common stock of Rego together with stock options which provide Knight with the right to purchase Five Million (5,000,000) shares of common stock of Rego at a purchase price of ninety cents ($0.90) per share. All such options and shares shall be governed by those certain Option and Restricted Share Agreements entered into between Rego and Knight

5.       Rego does hereby release and agrees to defend, indemnify and hold Knight harmless from and against any and all losses, costs, damages, claims, demands, expenses (including, without limitation, reasonable attorneys’ fees) or causes of action (collectively, “Losses”) resulting, relating to or arising out of actions or inactions of Rego or any of its officers, directors, affiliates or employees; except for actions taken or not taken at the direction of ,or with the knowledge of, Knight or which arises from or relates to Knight’s gross negligence, fraud or intentional misconduct.

6.       Knight hereby acknowledges his right to discuss this Agreement with his personal attorney, and that he has, prior to executing this Agreement, fully informed himself of its contents. Knight further represents that he has carefully read and fully understands all of the provisions of this Agreement and is voluntarily entering into this Agreement.

7.       This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the matters set forth in this Agreement. Knight hereby acknowledges that his Employment Agreement with Rego, dated October 25, 2017 terminated effective October 25, 2019. This Agreement shall be binding upon and inure to the benefit of each party and their respective executors, administrators, personal representatives, heirs, successors and assigns, as applicable. This Agreement may not be amended, modified or supplemented except by a writing signed by all parties hereto.

8.       This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania. Any claim, controversy or dispute arising out of or relating to this Separation Agreement or any interpretation or asserted breach thereof or performance thereunder shall be subject to the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of laws.

9.        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

The parties have executed this Agreement as of the day and year first above written.

Rego Payment Architectures, Inc.

By:	/s/ Gerald Hannahs
Gerald Hannahs, Director

/s/ David Knight
David Knight